Exhibit 10.1
Form 10-KSB
Cardiff International, Inc.
File No. 000-49709
PROMISSORY NOTE
$100,000	Minneapolis, Minnesota October 27, 2005

FOR VALUE RECEIVED, Legacy Card Company, Inc., a Nevada Corporation (the “Borrower”), promises to pay to the order of Maricopa Equity Management Corporation, a Minnesota Corporation (the “Lender”), the principal amount of $100,000 within 60 days or at the closing of the merger between Legacy and Cardiff, whichever comes first, plus interest at an annual rate of 8%. The proceeds are to be paid directly out of the escrow account at the closing of the merger between Legacy and Cardiff, and Legacy Card Company and Gary Teel agree to this.

All such payments of principal and interest shall be made in lawful money of the United States pursuant to wire instructions provided by Lender, or to the Lender at the address set forth below.

In consideration for Maricopa Equity Management Corporation making this loan, Legacy Card Company will issue to Maricopa, 100,000 shares of Legacy Card Company, Inc. Common stock (in addition to any stock they may own). This stock will be issued at the closing of the merger and a certificate will be Fed Ex’ed to Maricopa within two weeks of the closing. These 100,000 shares are the same as the $1.10 shares (post split).

All payments, certificates and notices are to be sent to Maricopa Equity Management Corporation, 10125 Crosstown Circle, Suite 210, Eden Prairie, MN 55344.

This loan is also personally guaranteed by Gary Teel, and if for whatever reason, Legacy Card Company does not go public or is not public within 60 days of this note, this note is the due in full and if Legacy Card Company cannot pay, or does not pay the balance due, Gary Teel is personally liable for the amounts due and will pay the balance immediately.

Governing Law. This Promissory Note and the Guaranty Agreement shall be construed in accordance with and governed by the substantive laws of the State of Minnesota, and shall be subject to the exclusive jurisdiction of the courts of and the United States federal courts sitting in the State of Minnesota

The Borrower shall pay all costs of collection, including reasonable attorneys fees and expenses, incurred by holder in connection with the enforcement of this Note.

Legacy Card Company, Inc.

By: /s/ Gary Teel
Its: Chairman